SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

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CAPE FEAR BANK CORPORATION

(Name of Registrant as Specified In Its Charter)

Maurice J. Koury
The Maurice and Ann Koury Charitable Trust
The Maurice J. Koury Foundation, Inc.
Scott C. Sullivan
Miltom E. Petty
Mort Neblett
Haywood Cochrane, Jr.
James S. Mahan III
David Lucht
Robert Isser

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAURICE J. KOURY
P.O. BOX 850
BURLINGTON, NC 27216

July 25, 2008

Dear Fellow Cape Fear Bank Corporation Shareholders,

               I trust that you have received the proxy statement that I and certain gentlemen that I have nominated for the board of directors of Cape Fear Bank Corporation (the “Company”) sent to you in connection with the Company’s August 19 annual meeting. I nominated these gentlemen to serve as our directors for the next year because I strongly believe that our Company needs new leadership and I respectfully request your support in electing new directors at the Company’s annual meeting. In making your decision, please focus on the future of the Company and consider the following:

•	A change in the boardroom does not constitute a change in financial ownership. We are not trying to take control of the Company. Regardless of the outcome of this proxy contest, you will continue as a shareholder and owner of the Company and have the same ownership percentage as you do today. Neither my ownership nor those of the gentlemen I nominated will change as a result of your voting for our nominees. This proxy contest is about all of the shareholders having effective representation of their interests in the boardroom, with the goal of creating the institution that we all believe that Cape Fear Bank can be.

•	I want, for myself and for you, a board of directors dedicated to providing meaningful return to shareholders. I believe the current board has failed to do that. From 1998 through 2007, the Company raised $25.1 million in investor capital. On July 23, 2008, the Company’s market capitalization was just $24 million. In other words, the board of directors has failed to create value for your investment despite a decade of opportunity. As the banking business gets more difficult, we must have a board of directors with banking expertise and public company experience. Our nominees offer this combination.

•	My offer to purchase the Company in December 2007 was legitimate. The board rejected my offer to buy the Company at a premium ($12.00 per share) in December 2007 without ever discussing the offer with me. In its rejection letter, the board stated that its goal was for all shareholders to reap the benefits of the Company’s branch expansion. Nevertheless, six months later, the Board announced that it was seeking to sell the Company. This reversal of position is emblematic of the current board’s lack of focus and direction.

•	It is the insiders of the Company, not you or me, who will reap the greatest financial rewards from a sale of the Company. Like you, I am a shareholder of the Company. If the Company sells, I will receive the same consideration for my shares that you will receive. I have not and will not ask to be treated differently from you, my fellow shareholders. In contrast, certain insiders of the Company hold unexercised options, employment agreements with golden parachutes and severance arrangements that bestow generous financial rewards on the insiders upon a sale of the Company regardless of what we, the shareholders, receive. This is risk-free profit that these individuals would receive upon a sale in addition to the consideration they would receive in exchange for their shares of stock. In contrast to the board’s claims regarding my intentions, it is the current group of insiders that will reap the greatest financial rewards from a sale of the Company, not me or the gentlemen that I have nominated as directors.

               I urge you to consider the proxy materials we have sent to you. I believe that a careful review will result in only one logical conclusion: Vote the BLUE PROXY CARD for change at Cape Fear Bank Corporation.

               If you believe the Company should strive to achieve its full potential, if you believe that the Company cannot afford to continue to operate without effective and focused leadership committed to its shareholders, if you believe that generating returns for shareholders is more important than compensating management, if you believe that the Company can and should be the best community bank in America and, finally, if you believe the board of the Company will benefit from the banking and public company experience of our nominees, I urge you to join with us in electing Scott C. Sullivan, Mort Neblett, Haywood Cochrane, Jr., James “Chip” Mahan III, David Lucht and Robert Isser to the board of directors of the Company by voting on the BLUE PROXY CARD today.

               If you have any questions or need assistance in voting your shares, please call D. F. King & Co., Inc., which is assisting me with the solicitation of proxies from Company shareholders, toll-free at 1-800-290-6427.

               Our nominees pledge to work constructively and tirelessly to advance the interests of all Company shareholders.

               I thank you for your consideration and support.

Very truly yours,

Maurice J. Koury